Exhibit 16.1

October 31, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Aileron Therapeutics, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K of Aileron Therapeutics, Inc. dated October 30, 2023. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/PricewaterhouseCoopers LLP

Boston, Massachusetts

Attachment

Item 4.01 Changes in Registrant’s Certifying Accountant

On October 30, 2023, Aileron dismissed its independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), effective immediately upon the closing of the Merger. Aileron dismissed PwC as PwC had advised Aileron that it would no longer be independent following the closing of the Merger.

The report of PwC to Aileron’s financial statements for the fiscal years ended December 31, 2022 and 2021 included in Aileron’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principle. The report included an explanatory paragraph indicating that there was substantial doubt about Aileron’s ability to continue as a going concern.

During the years ended December 31, 2022 and 2021, and the subsequent interim period from January 1, 2023 to October 30, 2023, there were:

(i) no “disagreements” (as that term is defined in Item 303(a)(1)(iv) of Regulation S-K and the related instructions) between Aileron and PwC on any matter of accounting principles or practices, financial statement disclosure, or audit scope or procedures, which disagreements, if not resolved to PwC’s satisfaction, would have caused PwC to make reference in connection with its opinion to the subject matter of the disagreement, and

(ii) no “reportable events,” as that term is described in Item 304(a)(1)(v) of Regulation S-K and the related instructions.

Aileron has provided PwC with a copy of the disclosures made in this Item 4.01, prior to its filing and requested, in accordance with applicable practices, that PwC furnish a letter addressed to the SEC stating whether it agrees with the statements made herein. PwC furnished the letter to Aileron on October 31, 2023, a copy of which is filed as Exhibit 16.1 to this Current Report on Form 8-K.

Aileron has not yet appointed a replacement independent registered public accounting firm. Once a new independent registered public accounting firm has been appointed, Aileron will announce the appointment by filing a Current Report on Form 8-K with the SEC.